UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2021

Myomo, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-38109	47-0944526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

137 Portland St., 4th Floor Boston, MA		02114
(Address of Principal Executive Offices)		(Zip Code)

Company’s telephone number, including area code: (617) 996-9058

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	MYO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition Services Agreement

On March 31, 2021, Myomo, Inc. (the “Company”) entered into a Transitional Services and Separation Agreement (the “Separation Agreement”) with Jonathan Naft, the Company’s Vice President and General Manager and a “named executive officer” pursuant to Regulation S-K as of the date of the entry into the Separation Agreement. The Separation Agreement provides for the termination of Mr. Naft and confirms that the last day of his employment with the Company to be March 31, 2021 as a result of his resignation without Good Reason (as defined in Mr. Naft’s employment agreement with the Company). Mr. Naft is eligible to receive an equity grant in 2021 to the extent the Company’s management team is eligible to receive such grants, which grant will be commensurate with the grant he would have received in his role with the Company prior to his departure. Such equity grant will become fully vested no later than December 31, 2021. In addition, the Separation Agreement contemplates the entry by Mr. Naft into a Consulting Agreement as described further below. During Mr. Naft’s consulting period, his equity awards, including stock options and restricted stock units, will continue to vest. Notwithstanding the forgoing, if Mr. Naft terminates his services to us as a result of our breach of his Consulting Agreement, or if we terminate his Consulting Agreement (other than due to his willful misconduct, refusal or failure to perform the consulting services, breach of the Separation Agreement or breach of the Consulting Agreement) or fail to renew his Consulting Agreement, then Mr. Naft’s equity will fully vest. The transition services agreement also contains a general release of claims against the Company and a non-disparagement provision.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the complete text of such agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Consulting Services Agreement

On March 31, 2021, Mr. Naft also entered into a Consulting Services Agreement (the “Consulting Agreement”) with the Company, pursuant to which Mr. Naft has agreed to provide certain consulting services as an independent contractor to the Company at a rate of $12,500 per month. In addition, Mr. Naft is eligible for a 2021 year-end bonus of up to $75,000 upon achievement of specific objectives and the Company’s business results, subject to approval of the Company’s board of directors and Mr. Naft’s continuous service relationship with the Company through December 31, 2021. The Consulting Agreement will be renewed on an annual basis beginning on January 1 of each year unless earlier terminated by the parties pursuant to its terms.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the complete text of such agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits relating to Item 5.02 are attached hereto:

Exhibit No.	Description

10.1	Transitional Services and Separation Agreement, dated as of March 31, 2021, between Myomo, Inc. and Jon Naft.

10.2	Consulting Agreement, dated as of March 31, 2021, between Myomo, Inc. and Jon Naft.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYOMO, INC.

Date: April 6, 2021	By:	/s/ David A. Henry
	Name:	David A. Henry
	Title:	Chief Financial Officer